A4 SYSTEMS
DECISIONS EMPOWERED *by* DATA

SOFTWARE AS A SERVICE (SAAS) AGREEMENT

THIS AGREEMENT dated effective as of the 1st day of November (the "Effective Date").

BETWEEN:

A4 Systems Corporation
a corporation duly incorporated pursuant to the laws of the Province of Alberta
130, 3510 29 Street NE, Calgary, Alberta, T1Y 7E5
Attention: Adam Morand - President
Phone: (587) 774-5888
Email: Support@A4.Systems
Website: http://A4.Systems/
("**A4Systems**" or "Supplier")

AND:

HerdWhistle Technologies Inc.
a corporation duly incorporated pursuant to the laws of the Province of Alberta
130, 3510 29 Street NE, Calgary, Alberta, T1Y 7E5
Attention: Patrick Charest - President
Phone: (587) 774-5888
Email: pcharest@herdwhistle.com
Website: http://HerdWhistle.com/
("**HerdWhistleGlobal**" or "Customer")

WHEREAS:

A. A4Systems has developed certain software applications and platforms which it makes available to subscribers using A4Systems's Systems Quantification Central Program Software ("SQC"), the Software-as-a-Service ("SaaS"), for the purpose of assignment administration; and

B. Customer wishes to use A4Systems's Services in its business operations; and

C. A4Systems has agreed to provide and Customer has agreed to take and pay for A4Systems's Services, subject to the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this Section apply in this Agreement.

(a) "**Affiliate**" means any entity controlling, controlled by or under common control with HerdWhistleGlobal. For purposes of this Agreement, control means operational control in which the controlling party has either (i) at least fifty percent (50%) of the equity interest, or (ii) the maximum percentage of the equity interest allowed by local law, based on the entity's location or place of incorporation, as applicable whichever is less, and without limiting the foregoing, includes HerdWhistle Global Inc.; HerdWhistle Netherlands Inc.; HerdWhistle USA

Inc.; HerdWhistle Australia Corporation; HerdWhistle Argentina Ltd.

(b) **"Authorised Users"** means those employees, agents, Customer's clients, and independent contractors of Customer who are authorised by Customer to use the Services.

(c) **"Business Day"** means any day which is not a Saturday, Sunday or public federally acknowledged statutory holiday in Canada.

(d) **"Customer Data"** the data inputted manually by Customer, Authorised Users, or A4Systems on Customer's behalf for the purpose of using the Services or facilitating Customer's use of the Services. Human identification data used to deliver digital services. Does not include system generated data or any data captured by the Software.

(e) **"Initial Subscription Term"** means the initial term of this Agreement as set out in Schedule "A";

(f) **"Normal Business Hours"** means 8:00am to 5:00 pm local Calgary, Alberta time, each Business Day.

(g) **"Services"** means the subscription services to access the SQC server provided by A4Systems to Customer under this Agreement for assignment administration.

(h) **"Software"** means the online SQC software applications provided by A4Systems as part of the Services.

(i) **"Virus"** means any device or thing (including any software, code, file or programme) which may prevent, impair or otherwise adversely affect the operation of any computer software, hardware or network, any telecommunications service, equipment or network or any other service or device; prevent, impair or otherwise adversely affect access to or the operation of any programme or data, including the reliability of any program or data (whether by re-arranging, altering or erasing the program or data in whole or part or otherwise); or adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

•

2. TERM AND TERMINATION

2.1 The term of this Agreement start on the Effective Date, and subject to earlier termination as provided for in this Agreement, ends on September 30, 2031 ("Term") .

(a) HerdWhistleGlobal may extend for (i) for two additional consecutive periods of five years each ("Extension Option 1"); or (ii) for an additional period, not to exceed five years as specified in HerdWhistleGlobal's notice of the extension ("Extension Option 2"), in each case on the same terms and conditions, except there shall be no further right of extension of the Term following the exercise of the last extension period. The initial term and any extension thereof are hereinafter referred to as the "Term". Any exercise of an extension of the Term shall be on Notice to Supplier given at least 90 days, in the case of Extension Option 1, or 90 days in the case of Extension Option 2, prior to the expiry of the initial term or the then current extension of the Term.

Without prejudice to any other right to terminate this Agreement, HerdWhistleGlobal, in its sole and unfettered discretion, may terminate the Agreement on not less than 180 days Notice to the Supplier. HerdWhistleGlobal will pay all invoiced costs without dispute or delay. Unless otherwise specified or agreed in writing between Customer and Supplier, HerdWhistleGlobal will be liable for all costs, claims, damages, direct or indirect arising out of or as a consequence of the termination of the Agreement.

2.2 Without prejudice to any other rights or remedies to which the parties may be entitled, either party may terminate this Agreement without liability to the other if:

(a) the other party commits a material breach of any of the terms of this agreement and (if such a breach is remediable) fails to remedy that breach within ninety (90) days of that party being notified in writing of the breach; or

(b) an order is made or a resolution is passed for the winding up of the other party, or circumstances arise which entitle a court of competent jurisdiction to make a winding-up order in relation to the other party; or

(c) an order is made for the appointment of an administrator, receiver or trustee in bankruptcy to manage the affairs, business and property of the other party, or documents are filed with a court of competent jurisdiction for the appointment of an administrator of the other party; or

(d) a receiver is appointed of any of the other party's assets or undertaking, or if circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver or manager of the other party, or if any other person takes possession of or sells the other party's assets; or

(e) the other party makes any arrangement or compromise with its creditors, or makes an application to a court of competent jurisdiction for the protection from its creditors in any way; or

(f) the other party ceases, or threatens to cease, to carry on its business in the normal course.

2.3 On termination of this Agreement for any reason:

(a) each party shall return and make no further use of any equipment, property and other items and all copies of them belonging to the other party;

(b) A4Systems may destroy or otherwise dispose, in a manner compliant with not disclosing the confidential nature of such data, of any of the Customer Data in its possession; and

(c) the accrued rights of the parties as at termination, or the continuation after termination of any provision expressly stated to survive or implicitly surviving termination, shall not be affected or prejudiced.

•

3. SITE SUBSCRIPTIONS

3.1 Subject to Customer purchasing the Site Subscriptions in accordance with this Agreement and Schedule "A" Pricing and Support, A4Systems hereby grants to Customer and its Affiliates a non-exclusive, non-transferable right to use and permit the Authorised Users to use the Services during the Term in support of Customer's corporate purposes including, but not limited to or processing data of customers of HerdWhistleGlobal (the "Purpose").

3.2 Customer shall not:

(a) except as may be allowed by any applicable law which is incapable of exclusion by agreement between the parties and except to the extent expressly permitted under this Agreement:

(i) attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Software in any form or media or by any means; or

(ii) attempt to reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of the Software; or

(b) access all or any part of the Services in order to build a product or service which competes with the Services; or

■

(c) license, sell, rent, lease, transfer, assign, distribute, display, disclose, or otherwise commercially exploit, or otherwise make the Services available to any third party except the Authorised Users, or

(d) attempt to obtain, or assist third parties in obtaining, access to the Services, other than as permitted under this Agreement; and

3.3 Customer shall use all reasonable endeavours to prevent any unauthorised access to, or use of, the Services by, or through Customer, and, in the event of any such unauthorised access or use, shall promptly notify A4Systems.

○

○

4. SERVICES

4.1 A4Systems shall, during the Term, and any extensions thereof, provide the Services to Customer on and subject to the terms of this Agreement.

4.2 A4Systems shall use reasonable endeavours to make the Services available 24 hours a day, seven days a week, 365 days a year except for:

(a) planned maintenance that will be carried out upon no less than three days prior written notice to Customer as shown below 4.5 1.and

(b) unscheduled maintenance performed outside Normal Business Hours, provided that A4Systems has used reasonable endeavours to give Customer at least six (6) hours advance written notice.

■

4.3 SQC is accessible for the Customer via https://**client**.**sitelocation**.hw.a4s.fyi for the duration of this Agreement.

4.4 A4Systems shall use reasonable endeavours to provide advance notice to HerdWhistleGlobal when A4Systems will upgrade the Software with new versions and releases. A4Systems shall promptly notify HerdWhistleGlobal of any defects, errors or malfunctions as a result of the mentioned upgrades to the Software. A4Systems shall also provide to HerdWhistleGlobal's trainers as outlined in below 4.5 in this Agreement all operational and support assistance necessary to cause the Software to perform in accordance with the upgraded versions and remedial support designed to provide a by-pass or temporary fix to a defect until the defect can be permanently corrected.

4.5 A4Systems will provide training instruction to Customer using a train the trainer approach. The two (2) named trainers for this Agreement are:

1. HerdWhistleAdministratorLiaison1 - ____________________

2. HerdWhistleAdministratorLiaison2 - ____________________

Customer will be responsible for supporting and training end users.

A4Systems will be responsible for supporting and training named trainers.

○

5. ACCEPTABLE USE

Customer is solely responsible for human identification data, human entered data, or transmissions using the Services, or any other use of the Services by Customer or by any person or entity Customer permits to access the Services. Customer represents and warrants that it will: (a) not use the Services in a manner that: (i) is prohibited by any law or regulation, or to facilitate the violation of any law or regulation; or (ii) will knowingly or intentionally disrupt a third parties' similar use of licensed materials; (b) not violate or tamper with the security of any A4Systems computer equipment or program;. If A4Systems has reasonable grounds to believe that Customer is utilizing the Services for any such illegal or disruptive purpose A4Systems may suspend the Services immediately with or without notice to Customer. A4Systems may terminate the Agreement as contemplated in Section 2 herein if Customer in fact fails to adhere to the foregoing acceptable use standards.

DISCLAIMER. THE WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING THE SERVICE PERFORMANCE GUARANTEE IN SECTION 7 BELOW) ARE THE ONLY WARRANTIES MADE BY A4Systems. A4Systems MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, ANY RELATED SERVICE OR SOFTWARE. A4Systems HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE. NO ORAL OR OTHER WRITTEN INFORMATION GIVEN BY A4Systems, ITS EMPLOYEES, LICENSORS, OR THE LIKE WILL CREATE A WARRANTY.

6. A4SYSTEMS'S OBLIGATIONS

6.1 A4Systems undertakes that the Services will be performed with the required skill and care.

6.2 The undertaking at Section 6.1 shall not apply to the extent of any non-conformance which is caused by use of the Services contrary to A4Systems's instructions, or modification or alteration of the Services by any party other than A4Systems or A4Systems's duly authorised contractors or agents. If the Services do not conform with the foregoing undertaking, A4Systems will, at its expense, use all reasonable endeavours to correct any such non-conformance promptly, or provide Customer with an alternative means of accomplishing the desired performance. Such correction or substitution constitutes Customer's sole and exclusive remedy for any breach of the undertaking set out in Section 6.1. For greater certainty, the foregoing does not limit any remedy available to the Customer under this Agreement or under applicable law with respect to breach by A4Systems of any provision other than Section 6.1 above. Notwithstanding the foregoing, A4Systems:

(a) does not warrant that Customer's use of the Services will be uninterrupted or error-free; nor that the Services and/or the information obtained by Customer through the Services will meet Customer's requirements; and

(b) is not responsible for any delays, delivery failures, or any other loss or damage resulting from the transfer of data over communications networks and facilities, including the internet, and Customer acknowledges that the Services may be subject to limitations, delays and other problems inherent in the use of such communications facilities.

6.3 This Agreement shall not prevent A4Systems from entering into similar agreements with third parties, or from independently developing, using, selling or licensing documentation, products and/or services which are similar to those provided under this Agreement.

6.4 A4Systems warrants that it has and will maintain all necessary licences, consents, and permissions necessary for the performance of its obligations under this Agreement, and shall

comply with all applicable laws and regulations with respect to its activities under this Agreement.

○ 6.5 A4Systems shall not make software or technical changes, or changes in network or other specifications, that will adversely affect Customer's ability to access and use the Services and/or Software (utilizing Customer's current software and hardware assets) during the term of this Agreement without the Customer's prior written consent.

7. SERVICE PERFORMANCE GUARANTEES

A4Systems guarantees 99.9% availability of the hosting Services. All credit requests should be sent via Canada Post registered mail to the address for A4Systems as set out above. A4Systems will acknowledge all digital requests for credit within (10) business days of receipt and inform Customer via email or U.S. Postal Mail within ninety (90) days whether the request is approved or denied. Credits will be issued within ninety (90) days from credit approval. The duration of a service outage will be determined by summing the amount of time that Customer Trouble Tickets ("CTT") are open with the appropriate A4Systems Customer Care person for the Services. Time calculation begins with the opening of a CTT by A4Systems Customer Support and ends when A4Systems Customer Support notifies Customer of the restoration of the Services. All claims are subject to review and verification by A4Systems. A4Systems reserves the right to change or modify the foregoing rules or discontinue this limited guarantee program with ninety (90) days prior written notice to Customer.

○

8. CUSTOMER'S OBLIGATIONS

Customer shall:

(a) provide A4Systems with:

(i) all necessary co-operation to permit performance by A4Systems of its obligations under this Agreement; and

(ii) all necessary access to such information as may be reasonably required by A4Systems;

in order to render the Services, including but not limited to Customer Data that Authorized Users are able and willing to provide, security access information and configuration services;

(b) comply with all applicable laws and regulations with respect to its activities under this Agreement;

(c) carry out all other Customer responsibilities set out in this Agreement in a timely and efficient manner. In the event of any delays in Customer's provision of such assistance as agreed by the parties, A4Systems may adjust any agreed timetable or delivery schedule as reasonably necessary;

(d) ensure that the Authorised Users use the Services in accordance with the terms and conditions of this Agreement and shall be responsible for any Authorised User's breach of this Agreement;

(e) obtain and shall maintain all necessary licences, consents, and permissions applicable to the Customer and Authorized Users if applicable, and only to the extent necessary, for A4Systems, its contractors and agents to be able to perform their obligations under this Agreement, including without limitation the Services; and

(f) be solely responsible for procuring and maintaining its network connections and telecommunications links from its systems to A4Systems's data centres, and all problems, conditions, delays, delivery failures and all other loss or damage arising from or relating to

Customer's network connections or telecommunications links or caused by the internet (to the extent not caused or contributed to by A4Systems).

▪

9. CHARGES AND PAYMENT

9.1 Customer shall pay the applicable fees set forth in Schedule A ("Subscription Fees") to A4Systems for the Site Subscriptions in accordance with this Agreement and Schedule "A" Pricing and Support. Additional Site Subscriptions may be purchased by Customer as set out herein at the price per Site Subscription set out in Schedule "A" Pricing and Support.

9.2 A4Systems charges Customer a one-time setup fee and recurring Subscription Fees. The recurring Subscription Fees are billed on a monthly or annual basis, according to the terms set out in the Schedule "A" Pricing and Support. Subscription Fees are invoiced:

(a) In the case of monthly payments, on the 1st of each month; and

(b) In the case of annual payments, on the annual recurring day of the Setup Day;

immediately upon activation of such additional users or sites, following the Customer's request to add. Such an upgrade will incur a pro-rated charge covering the end of the current payment period, i.e. up to the end of the current month or the end of current year.

9.3 Any undisputed invoices shall be paid to A4Systems forty five (45) days after its receipt by HerdWhistleGlobal. If A4Systems has not received payment within forty five (45) days after the receipt of the invoice by HerdWhistleGlobal, and without prejudice to any of A4Systems's other rights and remedies, A4Systems may deliver written notice to Customer indicating that an invoiced amount remains unpaid and must be paid within fifteen (15) days of receipt of such written notice to avoid possible disruption in access to Services and/or the Software. If the Customer fails to pay any undisputed portion of the amount indicated in such notice within fifteen (15) days of receipt of such notice, A4Systems may without liability to Customer, disable Customer's password, account and access to all or part of the Services and A4Systems shall be under no obligation to provide any or all of the Services while the invoice(s) concerned remain unpaid.

9.4 All amounts and fees stated or referred to in this Agreement:

(a) shall be payable in Canadian Dollars;

(b) are non-refundable; and

(c) are exclusive of GST and any other applicable taxes, which shall be added to A4Systems's invoice(s) at the appropriate rate.

9.5 Provided not less than forty five (45) days prior written notice is provided to Customer, A4Systems shall be entitled to adjust the Subscription Fees payable at the start of an applicable extension period described in Section 2.1 ("Renewal Period"), provided the written consent of the Customer to the fee adjustment is obtained before the Renewal Period. If the Customer does not provide its written agreement to any such change in Subscription Fees, either party may terminate this Agreement effective upon the last day of the current term (that is, effective the day prior to the start of the Renewal Period that had been anticipated).

○

10. PROPRIETARY RIGHTS

10.1 Customer acknowledges and agrees that A4Systems and/or its licensors own all intellectual property rights in the Services. Except as expressly stated herein, this Agreement does not grant Customer any rights to, or in, patents, copyrights, database rights, trade

secrets, trade names, trade marks (whether registered or unregistered), or any other rights or licences in respect of the Services or the Documentation.

10.2 A4Systems confirms that it has all the rights in relation to the Services that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement.

10.3 All right, title and interest in and to any licensed material, and all copyrights, patents, trademarks, service marks or other intellectual property or proprietary rights in or to the Services or Software belong exclusively to A4Systems. Any modification to the Software performed by Customer directly or indirectly extending the current capabilities shall be the property of A4Systems and all such copyrights and other rights related to the Software are hereby assigned to A4Systems. A4Systems warrants that it will exercise all reasonable effort and pre-emptive caution to ensure its server is not compromised by Viruses or intrusions. To this extent, A4Systems ensures the latest known vulnerabilities in its server installation are patched and DDOS attacks are averted.

○

11. CONFIDENTIALITY

11.1 Definition. For purposes of this Agreement "Confidential Information" shall mean information including, without limitation, all Customer data, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information marked "Confidential", or if disclosed verbally, is identified as confidential at the time of disclosure. In addition to the foregoing, Confidential Information shall include third party software, if any, that may be provided to Customer under this Agreement, including any related source or object codes, technical data, data output of such software, documentation, or correspondence owned by the applicable licensor. Confidential Information excludes information that: (i) was or becomes publicly known through no fault of the receiving Party; (ii) was rightfully known or becomes rightfully known to the receiving Party without confidential or proprietary restriction from a source other than the disclosing Party; (iii) is independently developed by the receiving Party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing Party for disclosure without restriction in a written document which is signed by a duly authorized officer of such disclosing Party; and (v) the receiving Party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving Party will (a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the receiving Party will be entitled to disclose the Confidential Information, but only as, and to the extent, necessary to legally comply with such compelled disclosure.

○

○ 11.2 Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain confidential and/or proprietary information of the other party or its affiliates or customer. Each party agrees that, for a period of two (2) years following its receipt of Confidential Information from the other party of the other party's affiliates or customer, whether before or after the Effective Date, such recipient party shall use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means to prevent the disclosure and to protect the confidentiality of the Confidential Information. Further, the recipient party shall only use the

Confidential Information for purposes of this Agreement, and shall not disclose the Confidential Information without the prior written consent of the other party.

11.2 Each party shall hold the other's Confidential Information in confidence and, unless required by law, not make the other's Confidential Information available to any third party (excluding Affiliates), or use the other's Confidential Information for any purpose other than the implementation of this Agreement.

11.3 Each party shall ensure that the other's Confidential Information to which it has access is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

11.4 A party to this Agreement shall not be responsible for any loss, destruction, alteration or disclosure of Confidential Information caused by any third party, provided the foregoing is not made possible due to its negligence or its breach of this Agreement.

11.5 Customer acknowledges that details of the Services, and the results of any performance tests of the Services, constitute A4Systems's Confidential Information.

11.6 A4Systems acknowledges that Customer Data is the Confidential Information of Customer.

11.7 This Section shall survive termination of this Agreement, however arising.

11.8 Each of the Parties agrees not to disclose to any third party the terms of this Agreement, including pricing, without the prior written consent of the other Party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

○

12. INDEMNITY

12.1 To the extent not caused or contributed to by the actions or omission of A4Systems, Customer shall defend, indemnify and hold harmless A4Systems, its officers, directors and employees against third party suits, claims, actions, proceedings, losses, damages, expenses and costs, including without limitation court costs and reasonable legal fees arising out the particular use made of the Services by the Customer, provided that:

(a) Customer is given prompt notice of any such claim; Failure to so notify Customer shall not relieve Customer of its obligations to indemnify A4Systems unless such failure to notify shall have materially impaired Customer's ability to defend a suit, claim, proceeding or action;

(b) A4Systems provides reasonable co-operation to Customer in the defence and settlement of such claim, at Customer's expense; and

(c) Customer shall control the defense of any such claim, suit, proceeding or action so long as A4Systems shall have the right to retain its own counsel. So long as A4Systems is wholly indemnified, Customer is given sole authority to defend or settle the claim, provided that its defense or settlement contains no admission of fault or liability by A4Systems, or the payment of any amount by A4Systems, unless A4Systems provides its prior written consent.

12.2 A4Systems shall defend, indemnify and hold harmless Customer, its officers, directors and employees against any third party suit, claim, proceeding or action that the Services or Software (including any Software or Service related documentation, hereafter the "Documentation") infringes any patent, copyright, trade mark, database right or right of confidentiality, and shall indemnify Customer for any damages, losses, expenses, costs, including without limitation court costs and reasonable legal fees, and amounts awarded against Customer in judgement or settlement of such suit, claim, proceeding or action provided that:

(a) A4Systems is given prompt notice of any such suit, claim, proceeding or action in writing, of any such suit, claim, proceeding or action against HerdWhistleGlobal. Failure to so notify A4Systems shall not relieve A4Systems of its obligations to indemnify HerdWhistleGlobal and its Affiliates, Authorized Users and HerdWhistleGlobal customer unless such failure to notify shall have materially impaired A4Systems's ability to defend a suit, claim, proceeding or action;

(b) Customer provides reasonable co-operation to A4Systems in the defence and settlement of such claim, at A4Systems's expense; and

(c) A4Systems shall control the defense of any such claim, suit, proceeding or action so long as HerdWhistleGlobal shall have the right to retain its own counsel. So long as Customer is wholly indemnified, A4Systems is given sole authority to defend or settle the claim, provided that its defense or settlement contains no admission of fault or liability by the Customer, or the payment of any amount by Customer, unless the Customer provides its prior written consent.

12.3 In no event shall A4Systems, its employees, agents and sub-contractors be liable to Customer to the extent that the alleged infringement is based on:

(a) a modification of the Services or Documentation by anyone other than A4Systems; or

(b) Customer's use of the Services or Documentation in a manner contrary to the instructions given to Customer by A4Systems; or

(c) Customer's use of the Services or Documentation after notice of the alleged or actual infringement from A4Systems or any appropriate authority.

12.4 The foregoing states Customer's sole and exclusive rights and remedies, and A4Systems's (including A4Systems's employees', agents' and sub-contractors') entire obligations and liability, for infringement of any patent, copyright, or trade mark..

○

13. LIMITATION OF LIABILITY

13.1 This section sets out the entire financial liability of A4Systems, including any liability for the acts or omissions of its employees, agents and sub-contractors, to Customer in respect of:

(a) any breach of this Agreement;

(b) any use made by Customer of the Services or any part of them; and

(c) any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

13.2 Except as expressly and specifically provided in this Agreement:

(a) Customer assumes sole responsibility for results obtained from the use of the Services by Customer, and for conclusions drawn from such use. A4Systems shall have no liability for any damage caused by errors or omissions in any information, instructions or scripts provided to A4Systems by Customer in connection with the Services, or any actions taken by A4Systems at Customer's direction;

(b) all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement; and

(c) the Services are provided to Customer on an "as is" basis.

13.3 Nothing in this Agreement excludes the liability of A4Systems:

(a) for human death or human personal injury caused by A4Systems's negligence; or

(b) for fraud or fraudulent misrepresentation.

13.4 Subject to breaches of Section 11, and obligations arising under Section 12.2 and Section 12.3:

(a) Neither party shall be liable whether in tort (including for [negligence or] breach of statutory duty), contract, misrepresentation, restitution or otherwise for any loss of profits, loss of business, depletion of goodwill and/or similar losses or loss or corruption of data or information, or for any special, indirect or consequential loss, costs, damages, charges or expenses however arising under this Agreement; and

(b) A4Systems's total aggregate liability in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall be limited to the total Subscription Fees paid for the Site Subscriptions during the three (3) months immediately preceding the date on which the claim arose.

■

14. FORCE MAJEURE

A4Systems shall have no liability to Customer under this Agreement if it is prevented from or delayed in performing its obligations under this Agreement, or from carrying on its business, by acts, events, omissions or accidents beyond its reasonable control, including, without limitation, strikes, lock-outs or other industrial disputes (whether involving the workforce of A4Systems or any other party), failure of a utility service or transport or telecommunications network, act of God, war, riot, pandemic, epidemic, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or default of suppliers or sub-contractors, provided that Customer is notified of such an event and its expected duration.

15. WAIVER

○ A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given. Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

○

16. SEVERANCE

○ If any provision (or part of a provision) of this Agreement shall for any reason be held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall continue to be in effect and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid, legal, and enforceable, come closest to the intent of the parties underlying that provision.

○

17. ENTIRE AGREEMENT

○ This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover. Each of the parties acknowledges and agrees that in entering into this Agreement it does not rely on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement, other than as expressly set out in this Agreement.

•

18. GENERAL

Each Party represents and warrants that it has the right and authority to enter into this Agreement, and that by entering into this Agreement, it will not violate, conflict with or cause a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which it is a party or by which it or any of its property is or may become subject or bound.

•

19. COMPLIANCE WITH THE LAWS

Each Party represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery, and performance of this Agreement. Each Party shall, at its own expense, comply with all laws, regulations and other legal requirements that apply to it and this Agreement, including copyright, privacy and communications decency laws.

○

20. ASSIGNMENT

○ Neither party shall, without the prior written consent of the other party , assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement. Any assignment of the Agreement shall be at no additional cost to HerdWhistleGlobal, Authorized Users and HerdWhistleGlobal customer or to any third party.

○

21. NO PARTNERSHIP OR AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership between the parties, or authorise either party to act as agent for the other, and neither party shall have the authority to act in the name or on behalf of or otherwise to bind the other in any way (including, but not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

22. NOTICES

○ Any notice required to be given under this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post or recorded delivery post to the other party at its address set out in this Agreement, or such other address as may have been notified by that party for such purposes, or sent digitally by email to the other party's email address as set out in this Agreement. A notice delivered by hand shall be deemed to have been received when delivered (or if delivery is not in business hours, at 9 am on the first business day following delivery). A correctly addressed notice sent by pre-paid first-class post or recorded delivery post shall be deemed to have been received at the time at which it would have been delivered in the normal course of post. A notice sent by email shall be deemed to have been received at the time of transmission (as shown by the timestamp on the email recorded by the sender).

23. GOVERNING LAW

○ This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with, the laws of the Province of Alberta. The parties irrevocably agree that the courts of the Province of

Alberta have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation.

24. CURRENCY

All amounts referred to herein or in other documents related to this Agreement shall be Canadian Dollars (CAD) unless otherwise designated.

25. AMENDMENTS

This Agreement may not be amended except by written instrument signed by the Parties. No waiver of any term or provision or any breach or default of any part of this Agreement will be valid unless in writing and signed by the Party against which such waiver is sought to be enforced, and no such waiver will be deemed a waiver of any other term or provision thereof, or of any subsequent breach thereof, or of any default there under of the same or similar nature.

26. COSTS FOR PREPARATION

Each party hereto shall pay its own costs and expenses incident to the preparation, execution and consummation of this Agreement and the actions contemplated herein, including the costs of all their respective advisors and consultants.

27. AUTHORISED SIGNATORIES

The undersigned confirm their authenticity as authorized signing officers, and hereby agree to the terms and conditions of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement effective the day and year first above written.

A4 Systems Corporation

Per: *"Adam Morand"*
Name: Adam Morand
Title: Director

HerdWhistle Technologies Inc.

Per: *"Adam Morand"*
Name: Adam Morand
Title: Director

■ SCHEDULE "A"

(a) SQC PRICING AND SUPPORT

There will be a monthly fee based on the number of animals being monitored (cost / animal)

2021 - 2022 Cost per Head = CAD $0.75

2023 - 2024 Cost per Head = CAD $0.85

2025 - 2026 Cost per Head = CAD $0.95

2027 - 2028 Cost per Head = CAD $1.05

2029 - 2030 Cost per Head = CAD $1.15

2031 - Cost per Head = CAD $1.25

Cost per metre of sensors = CAD $75 / metre (no increase over time)

Cost per Node CPU Device = CAD $1000 (no increase over time)

Cost per Edge CPU Device = CAD $2000 (no increase over time)

Cost per Weather Station = CAD $1000 (no increase over time)

Setup Cost for each new Client Location / Site = CAD $15,000 (one time digital setup)

Cost per API call = CAD $0.50

Cost per GB of storage = CAD $0.50

Cost per GB of bandwidth = CAD $0.50

All issues are tracked via our support ticket system.

All issues can be submitted via email at support@a4.systems

Invoicing

- Invoicing / Payments communications to payments@A4.Systems
- e-transfers and notices send to payments@A4.Systems
- All applicable taxes will be applied to comply with governing laws and regulations
- Credit amounts are applied independently from invoices as Credit Memos
- Failure to pay for services will result in suspension of services
- Business Name: A4 SYSTEMS CORPORATION
- BN : 789156080
- CRA GST Number 789156080 RT0001

Wire Instructions

for A4 Systems Corporation

Available on Request.

A4 Systems Corporation

Unit 130, 3510 29 St NE

Calgary AB T1Y 5W4 Canada

Mailing Addresses

Calgary Office

Unit 130, 3510 29 St NE

Calgary AB T1Y 5W4 Canada